Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 22, 2024 (except for the effects of presenting discontinued operations discussed in Note 1 and 11, the effects of the reverse stock split discussed in Note 1, and the subsequent events discussed in Note 13, as to which the date is December 23, 2024) in the Registration Statement (Form S-1) and the related Prospectus of Cidara Therapeutics, Inc. for the registration of 7,041,309 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

December 23, 2024